Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2008 FIRST QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

SHREWSBURY, NJ, April 24, 2008 - Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the first quarter ended March 31, 2008. The results will be discussed in a conference call to be held on Friday, April 25, 2008 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8483 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at .

Total net sales for the first quarter of 2008 decreased 14% or $6.4 million to $40.5 million compared to $46.9 million for the same period in 2007. These results are entirely attributable to a continuation of the reduction of sales for our largest vendor because of intense competition and extremely low margins. Sales for the first quarter of 2008 for our Lifeboat segment were $29.3 million compared to $36.1 million in the first quarter of 2007, representing a 19% decrease. Sales for the first quarter of 2008 for our Programmer's Paradise segment were $11.2 million compared to $10.8 million in the first quarter of 2007, representing a 3% increase. Gross profit margin, as a percentage of net sales, for the quarter ending March 31, 2008 was 9.3% compared to 9.5% in the first quarter of 2007.

"In accordance with our strategic plan, and as stated before, we are transitioning to become a more diverse software provider. We are pleased to report that our strategy to add new publishers as well as expand our current relationships with software publishers is working well. Excluding our largest distribution line, sales increased by $2.9 million or 11% compared to the first quarter of 2007. Since January 1, 2008, we signed distribution contracts with 11 software publishers," said Simon F. Nynens, chairman and chief executive officer. "We continued to face reduced sales for our largest vendor due to intense competition and extremely low margins. As expected, Q1 2008 was comparatively a tough quarter. Sales for our Lifeboat segment grew 56% or $13 million in the first quarter of 2007 which set up a very tough quarter-over-quarter growth comparison. Although we cannot forecast 2008 second quarter results, based on April's month to date results, we are cautiously optimistic about the second quarter of 2008."

On April 23, 2008, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable May 20, 2008 to shareholders of record on May 7, 2008.

Total gross profit for the quarter ended March 31, 2008 was $3.8 million compared to $4.5 million in the first quarter of 2007.

Gross profit for our Programmer's Paradise segment for the quarter ended March 31, 2008 was $1.4 million compared to $1.6 million in the first quarter of 2007. Gross margin as a percentage was 12.2% versus 14.2% in Q1 2007. Gross margin as a percentage was impacted by several large deals in Q1 2008. These large deals typically carry lower gross margins.

Gross profit for our Lifeboat segment for the quarter ended March 31, 2008 was $2.4 million compared to $2.9 million in the first quarter of 2007. Gross margin as a percentage remained at 8.1% in Q1 2008 versus Q1 2007. These results reflect the continued pricing pressure on our main line as well as the impact of our recently introduced "point saving" program. We reserved $0.1 million for these expenses in this first quarter of 2008. Actual usage of our point saving program is below our initial estimates; as a result, we expect these costs, as a percentage of sales, to be lower on a go forward basis.

Total selling, general, and administrative ("SG&A") expenses for the first quarter of 2008 were $2.9 million compared to $3.0 million in the first quarter of 2007.

Net income for the first quarter of 2008 amounted to $629,000 or 1.6% of net sales as compared to $990,000 or 2.1% for the same period in 2007.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Acresso, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

PART I - FINANCIAL INFORMATION
WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS

Current assets
Cash and cash equivalents	$14,360	$14,241
Marketable securities	7,680	9,641
Accounts receivable, net	21,848	24,824
Inventory - finished goods	836	1,116
Prepaid expenses and other current assets	1,260	927
Deferred income taxes	812	830
Total current assets	46,796	51,579

Equipment and leasehold improvements, net	789	619
Other assets	3,448	3,469
Deferred income taxes	1,012	1,086

Total assets	$52,045	$56,753

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$27,769	$32,100
Total current liabilities	27,769	32,100

Other liabilities	132	161
Total liabilities	27,901	32,261

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares
authorized, 5,284,500 shares issued and 4,739,235 and 4,708,498 shares outstanding, respectively
Additional paid-in capital	53	53
Treasury stock, at cost, 545,265 and 576,002 shares,	28,133	28,860
respectively	(2,438)	(2,283)
Accumulated deficit	(1,970)	(2,599)
Accumulated other comprehensive income	366	461
Total stockholders' equity	24,144	24,492
Total liabilities and stockholders' equity	$52,045	$56,753

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2008	2007

Net sales	$40,506	$46,922

Cost of sales	36,761	42,467

Gross profit	3,745	4,455

Selling, general and administrative expenses	2,942	3,043

Income from operations	803	1,412

Interest income, net	234	240

Realized foreign exchange gain (loss)	3	(1)

Income before income tax provision	1,040	1,651

Provision for income taxes	411	661

Net income	$629	$990

Net income per common share - Basic	$0.14	$0.23

Net income per common share - Diluted	$0.14	$0.21

Weighted average common shares outstanding-Basic	4,441	4,353

Weighted average common shares outstanding-Diluted	4,533	4,669

Reconciliation to comprehensive income:

Net income	$629	$990
Other comprehensive income, net of tax:
Unrealized gain on marketable securities	(8)	-
Foreign currency translation adjustments	(87)	19
Total comprehensive income	$534	$1,009